NEWS

Charter Announces Second Quarter 2020 Results

Stamford, Connecticut - July 31, 2020 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2020.

Key highlights:

•Second quarter total residential and SMB customer relationships1 increased by 755,000, compared to 203,000 during the second quarter of 2019. Second quarter total residential and SMB Internet customers1 increased by 850,000, compared to 258,000 during the second quarter of 2019.

•Charter added 325,000 Spectrum MobileTM lines in the second quarter, and as of June 30, 2020, Charter served a total of 1.7 million mobile lines.

•Second quarter revenue of $11.7 billion grew by 3.1% year-over-year, driven by residential revenue growth of 4.1%, mobile revenue growth of 96.1% and SMB revenue growth of 2.0%.
•Second quarter Adjusted EBITDA2 of $4.5 billion grew by 7.3% year-over-year, while second quarter cable Adjusted EBITDA2 of $4.6 billion grew by 6.7% year-over-year.

•Net income attributable to Charter shareholders totaled $766 million in the second quarter, compared to $314 million during the same period last year.
•Second quarter capital expenditures totaled $1.9 billion and included $125 million of mobile-related capital expenditures.

•Consolidated free cash flow2 for the second quarter of 2020 totaled $1.9 billion, compared to $1.1 billion in 2019. Cable free cash flow2 totaled $2.1 billion for the second quarter of 2020, versus $1.4 billion in 2019.

•During the second quarter, Charter purchased approximately 2.3 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $1.2 billion.

"Our ability to grow our services this year for new and existing customers, is a testament to our operating strategy, the quality of our products and our significant investment in systems and people over the last several years," said Tom Rutledge, CEO and Chairman of Charter Communications, Inc. "We continue to perform in a difficult and disruptive environment, and all of us at Charter are proud of our work in serving the communities in which we operate."

1.Results include the impact of COVID-19 related offers and programs launched by Charter in the first quarter of 2020. See page 3 for additional information.
2.Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2020 (a)	June 30, 2019 (a)	Y/Y Change
Footprint (b)
Estimated Passings	52,714	51,619	2.1%

Penetration Statistics (c)
Total Customer Relationship Penetration of Estimated Passings	57.8%	55.5%	2.3 ppts

Customer Relationships (d)
Residential	28,496	26,755	6.5%
Small and Medium Business	1,980	1,902	4.1%
Total Customer Relationships	30,476	28,657	6.3%

Quarterly Net Additions (Losses)
Residential	751	164	357.5%
Small and Medium Business	4	39	(90.5)%
Total Customer Relationships	755	203	271.5%

Residential
Primary Service Units ("PSUs")
Internet	26,313	24,244	8.5%
Video	15,652	15,802	(0.9)%
Voice	9,398	9,808	(4.2)%

Quarterly Net Additions (Losses)
Internet	842	221	280.8%
Video	102	(150)	167.7%
Voice	38	(207)	118.5%

Single Play (e)	12,552	11,354	10.5%
Double Play (e)	9,021	7,709	17.0%
Triple Play (e)	6,923	7,692	(10.0)%

Single Play Penetration (f)	44.0%	42.4%	1.6 ppts
Double Play Penetration (f)	31.7%	28.8%	2.9 ppts
Triple Play Penetration (f)	24.3%	28.8%	(4.5) ppts

% Residential Non-Video Customer Relationships	45.1%	40.9%	4.2 ppts

Monthly Residential Revenue per Residential Customer (g)	$110.82	$112.20	(1.2)%

Small and Medium Business
PSUs
Internet	1,783	1,701	4.8%
Video	516	518	(0.4)%
Voice	1,169	1,097	6.5%

Quarterly Net Additions (Losses)
Internet	8	37	(79.6)%
Video	(8)	9	(197.5)%
Voice	7	25	(71.7)%

Monthly Small and Medium Business Revenue per Customer (h)	$166.06	$170.42	(2.6)%

Mobile Lines
Residential and Small and Medium Business Mobile Lines	1,697	518	227.8%
Net Additions	325	208	56.3%

Enterprise PSUs (i)
Enterprise PSUs	270	258	4.9%
Net Additions	1	5	(75.3)%
Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Customers and Net Additions on COVID-19 Offers
For the quarter ended June 30, 2020
(in thousands)

	Remote Education Offer (a)		Keep Americans Connected (b)	Seasonal Plan (c)	Total
Residential
Customer Relationships	160		208	n/a	368
Internet PSUs	160		202	n/a	362
Video PSUs	58	(d)	148	n/a	206
Voice PSUs	46	(d)	90	n/a	136
Mobile Lines	10	(d)	8	n/a	18

Quarterly Net Additions
Customer Relationships	41		207	n/a	248
Internet PSUs	41		201	n/a	242
Video PSUs	12	(d)	147	n/a	159
Voice PSUs	12	(d)	90	n/a	102
Mobile Lines	7	(d)	8	n/a	15

Small and Medium Business
Customer Relationships	n/a		14	13	27
Internet PSUs	n/a		13	11	24
Video PSUs	n/a		6	13	19
Voice PSUs	n/a		11	8	19
Mobile Lines	n/a		—	—	—

Quarterly Net Additions
Customer Relationships	n/a		14	8	22
Internet PSUs	n/a		13	7	20
Video PSUs	n/a		6	11	17
Voice PSUs	n/a		11	5	16
Mobile Lines	n/a		—	—	—

Enterprise PSUs
Enterprise PSUs	n/a		1	9	10

(a)	The Remote Education Offer ("REO") represents residential customers receiving free Internet service by participating in Charter's free 60-day Internet offer available to households with K-12 and/or college students or educators who were not Spectrum Internet customers. This offer for new customers ended on June 30, 2020. These residential customers are generally eligible to purchase additional products and services (i.e. video, voice and mobile) at current promotional rates. Of the 448,000 Internet customers who were added as part of the REO through June 30, 2020 (of which 119,000 were added in March), 160,000 remained within their 60-day free period with 288,000 having rolled off the promotional period as of June 30, 2020. Nearly 90% of cumulative connects on the REO remained Internet customers as of July 27, 2020.

(b)	As part of our March 2020 pledge to the FCC which we extended through June 30, Keep Americans Connected ("KAC") represents customers who requested to not be disconnected from service due to COVID-19 related payment challenges and would have been disconnected under our normal collection policies during the pledge period. Approximately 600,000 residential customers and 100,000 SMB customers had requested protection from disconnection, of which at the peak of the program, 208,000 and 14,000, respectively, would have been disconnected under our normal collection policies. Approximately 30% of the KAC customer bills were current, and over 60% were making partial or full payments. In an effort to assist these COVID-19 impacted customers with overdue balances, Charter waived $76 million of residential, $6 million of SMB and $3 million of mobile receivables, each of which were recorded as a reduction to revenue in the second quarter. These customers no longer have an overdue balance and will be subject to Charter's standard collection practices going forward.

(c)	Represents small and medium businesses and Enterprise hospitality customers who have requested a reduced level of service and now pay a reduced price for their service due to temporary business closure or because these customers have reduced their service offering to their own customers.

(d)	Customers who are receiving free Internet Service as part of the REO who have subscribed to products in addition to Spectrum Internet (i.e., video, voice, mobile) during the 60-day Free Internet Offer. Billings are not deferred for these additional services.

To assist communities impacted by the COVID-19 pandemic, in March, Charter launched its Remote Education Offer providing free Spectrum Internet® for 60 days to households with K-12 and/or college students as well as educators that did not already have Spectrum Internet service. This offer for new customers ended on June 30, 2020. The majority of customers that participated in the Remote Education Offer chose to be provided with Internet service at flagship speeds (i.e., 200 Mbps or 100 Mbps). Furthermore, as of June 30, 2020, nearly 50% of participants in the Remote Education Offer chose to subscribe to additional services (i.e., video, voice, mobile) from Charter, and were billed for these additional services. Charter also participated in the Federal Communication Commission's ("FCC") Keep Americans Connected Pledge through June 30, 2020, pausing disconnects and collection efforts for residential and SMB customers impacted by COVID-19. In an effort to assist these COVID-19 impacted customers with overdue balances, Charter waived $76 million of residential, $6 million of SMB and $3 million of mobile receivables which were recorded as reductions to revenue in the second quarter of 2020. As a result, these customers no longer have overdue balances. Finally, Charter provided a seasonal plan at reduced rates to SMB and Enterprise customers that have temporarily closed or because these customers have reduced their service offerings to their own customers. The following discussion includes the impact of Charter's COVID-19 related offers and programs, which were generally provided up to June 30, 2020, on customer results and data. See page 3 for the total number of customers participating in these COVID-19 related offers and programs as of June 30, 2020.

During the second quarter of 2020, Charter's residential customer relationships grew by 751,000, while second quarter 2019 residential customer relationships grew by 164,000. As of June 30, 2020, Charter had 28.5 million residential customer relationships, with year-over-year growth of 1.7 million, or 6.5%.

Charter added 842,000 residential Internet customers in the second quarter of 2020, versus second quarter 2019 residential Internet customer net additions of 221,000. As of June 30, 2020, Charter had 26.3 million residential Internet customers, with over 85% subscribing to tiers that provided 100 Mbps or more of speed. Currently, 200 Mbps is the slowest speed offered to new Spectrum Internet customers in approximately 60% of Charter's footprint, with 100 Mbps the slowest speed offered in the remaining 40% of its footprint.

Residential video customers increased by 102,000 in the second quarter of 2020, while second quarter 2019 residential video customers decreased by 150,000. As of June 30, 2020, Charter had 15.7 million residential video customers.

        During the second quarter of 2020, residential wireline voice customers increased by 38,000, while second quarter 2019 voice customers declined by 207,000. As of June 30, 2020, Charter had 9.4 million residential wireline voice customers.

        Second quarter 2020 residential revenue per residential customer (excluding mobile) totaled $110.82, and declined by 1.2% compared to the prior year period, given the waiver of overdue customer balances for customers offered protection following Charter's participation in the FCC's Keep Americans Connected Pledge, Charter's Remote Education Offer, a higher percentage of non-video customers and a higher mix of lower priced video packages within Charter's video customer base, partly offset by promotional rate step-ups and rate adjustments.

        During the second quarter of 2020, Charter added 325,000 mobile lines, and as of June 30, 2020, Charter served a total of 1.7 million mobile lines. Spectrum Mobile is available to all new and existing Spectrum Internet customers and runs on America's most awarded LTE network combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or "By the Gig" at $14/GB, in both cases including applicable fees and taxes. Earlier this year, Spectrum Mobile launched 5G service. Customers with a $45/monthly unlimited data plan can use 5G phones to access 5G service at no additional cost in select cities nationwide.

        SMB customer relationships grew by 4,000 during the second quarter of 2020, compared to growth of 39,000 during the second quarter of 2019. As of June 30, 2020, Charter had 2.0 million SMB customer relationships, with year-over-year growth of 4.1%. Enterprise PSUs grew by 1,000 during the second quarter of 2020 compared to growth of 5,000 during the second quarter of 2019. As of June 30, 2020, Charter had 270,000 enterprise PSUs, with growth of 4.9% year-over-year.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,
	2020	2019	% Change
REVENUES:
Internet	$4,530	$4,103	10.4%
Video	4,371	4,391	(0.4)%
Voice	451	489	(7.7)%
Residential revenue	9,352	8,983	4.1%
Small and medium business	983	963	2.0%
Enterprise	606	652	(7.1)%
Commercial revenue	1,589	1,615	(1.7)%
Advertising sales	249	395	(37.0)%
Mobile	310	158	96.1%
Other	196	196	—%
Total Revenue	11,696	11,347	3.1%

COSTS AND EXPENSES:
Cable operating costs and expenses	6,794	6,885	(1.3)%
Mobile operating costs and expenses	413	277	48.6%
Total operating costs and expenses	7,207	7,162	0.6%

Adjusted EBITDA	$4,489	$4,185	7.3%

Adjusted EBITDA margin	38.4%	36.9%

Cable Adjusted EBITDA	$4,592	$4,304	6.7%
Cable Adjusted EBITDA margin	40.3%	38.5%

Capital Expenditures	$1,877	$1,597
% Total Revenue	16.1%	14.1%

Cable Capital Expenditures	$1,752	$1,504
% Total Cable Revenue	15.4%	13.4%

Net income attributable to Charter shareholders	$766	$314
Earnings per common share attributable to Charter shareholders:
Basic	$3.72	$1.41
Diluted	$3.63	$1.39

Net cash flows from operating activities	$3,529	$2,761
Free cash flow	$1,866	$1,112
Cable free cash flow	$2,099	$1,409

Revenues

        Second quarter revenue increased by 3.1% year-over-year to $11.7 billion, driven by growth in Internet, mobile and SMB. Excluding mobile, revenue grew by 1.8% year-over-year.

Residential revenue totaled $9.4 billion in the second quarter, an increase of 4.1% year-over-year, despite $76 million of customer receivables which Charter has waived to address past due balances for customers offered collection protection following Charter's participation in the FCC's Keep Americans Connected Pledge.

Internet revenue grew by 10.4% compared to the year-ago quarter, to $4.5 billion, driven by growth in Internet customers during the last year, promotional rolloff and rate adjustments, partly offset by the aforementioned waiver of overdue customer balances.

Video revenue totaled $4.4 billion in the second quarter, a decrease of 0.4% compared to the prior year period, driven by a decline in video customers during the last year, a higher mix of lower priced video packages within Charter's video customer base and the aforementioned waiver of overdue customer balances, partly offset by rate adjustments and promotional rolloff.

 Voice revenue totaled $451 million in the second quarter, a decrease of 7.7% compared to the second quarter of 2019, driven by a decline in wireline voice customers over the last twelve months and value-based pricing.

        Commercial revenue declined to $1.6 billion, a decrease of 1.7% over the prior year period, driven by a decline in enterprise revenue of 7.1%, partly offset by SMB revenue growth of 2.0%. SMB revenue in the second quarter was negatively impacted by $17 million of COVID-19 related seasonal plans and receivables waived to address past due balances for customers offered collection protection following Charter's participation in the FCC's Keep Americans Connected Pledge. Excluding one-time COVID-19 related impacts, SMB revenue grew by 3.8% year-over-year reflecting lower SMB unit growth during the pandemic. Second quarter enterprise revenue was negatively impacted by Charter's sale of Navisite in the third quarter of 2019 and $18 million of COVID-19 related hospitality customer credits. Excluding Navisite revenue from the second quarter of 2019 and one-time COVID-19 related impacts, commercial and enterprise revenue grew by 2.8% and 1.3% year-over-year, respectively.

Second quarter advertising sales revenue of $249 million decreased by 37.0% compared to the year-ago quarter, driven by lower local and national sales due to the COVID-19 pandemic. Excluding political revenue in both periods, advertising sales revenue declined by 40.8% year-over-year.

Second quarter mobile revenue totaled $310 million, an increase of 96.1% year-over-year.

Other revenue totaled $196 million in the second quarter, in-line with the prior year.

Operating Costs and Expenses

        Second quarter total operating costs and expenses increased by $45 million, or 0.6% year-over-year. Excluding mobile costs in both periods, operating costs and expenses decreased by 1.3% compared to the year-ago quarter.

        Second quarter programming costs increased by $46 million, or 1.6% as compared to the second quarter of 2019, reflecting contractual programming increases and renewals, partly offset by lower video customers and a higher mix of lower cost video packages within Charter's video customer base.

        Regulatory, connectivity and produced content expenses decreased by $109 million, or 18.3% year-over-year, primarily driven by delayed sports rights costs.
        Costs to service customers increased by $81 million, or 4.6% year-over-year, despite year-over-year residential and SMB customer growth of 6.3%. In addition to customer growth and record transaction volume for new sales and service, the year-over-year increase in costs to service customers was driven by previously announced accelerated wage benefits for hourly field operations and call center employees and COVID-19 related flex time, partly offset by lower medical costs and a one-time payroll tax credit. While bad debt increased 5.0% year-over-year, bad debt in the second quarter benefited from the revenue reduction for Keep Americans Connected customers and better collections from other customers as a result of Federal stimulus under the CARES Act.

        Marketing expenses decreased by $49 million, or 6.3% year-over-year, primarily driven by better media placement rates and a one-time payroll tax credit.

        Other expenses decreased by $60 million, or 6.6% as compared to the second quarter of 2019 primarily driven by lower advertising sales expense, enterprise costs from the sale of Navisite, employee travel expense and insurance costs.

        Second quarter mobile costs totaled $413 million, an increase of 48.6% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Adjusted EBITDA

        Second quarter Adjusted EBITDA of $4.5 billion grew by 7.3% year-over-year, reflecting growth in revenue and operating expenses of 3.1% and 0.6%, respectively. Second quarter cable Adjusted EBITDA grew by 6.7% year-over-year reflecting growth in cable revenue of 1.8% and a decline in cable operating expenses of 1.3%.

Net Income Attributable to Charter Shareholders

        Net income attributable to Charter shareholders totaled $766 million in the second quarter of 2020, compared to $314 million in the second quarter of 2019. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, a non-cash gain on financial instruments in the current year period versus a loss in the prior year period and lower depreciation and amortization, partly offset by higher tax expense.

        Net income per basic common share attributable to Charter shareholders totaled $3.72 in the second quarter of 2020 compared to $1.41 during the same period last year. The increase was primarily the result of the factors described above in addition to a 7.5% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

        Property, plant and equipment expenditures totaled $1.9 billion in the second quarter of 2020, compared to $1.6 billion during the second quarter of 2019, primarily driven by increases in scalable infrastructure, line extensions and Internet CPE. The year-over-year increase in scalable infrastructure spending was primarily due to core network enhancements and node splits to maintain excess network capacity with growing customers and traffic. The increase in line extensions was driven by continued network expansion, including to rural areas. The increase in Internet CPE spending was due to higher Internet customer growth. Second quarter capital expenditures included $125 million of mobile costs, most of which are included in support capital.

Charter currently expects 2020 cable capital expenditures to decline as a percentage of cable revenue versus 2019.

Cash Flow and Free Cash Flow

        During the second quarter of 2020, net cash flows from operating activities totaled $3.5 billion, compared to $2.8 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and a favorable change in working capital.

        Consolidated free cash flow for the second quarter of 2020 totaled $1.9 billion, compared to $1.1 billion during the same period last year. Cable free cash flow for the second quarter of 2020 totaled $2.1 billion, compared to $1.4 billion during the same period last year. The year-over-year increases in consolidated free cash flow and cable free cash flow were driven by an increase in net cash flows from operating activities.

Liquidity & Financing

        As of June 30, 2020, total principal amount of debt was $77.8 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $2.1 billion cash position.

In April 2020, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. issued $1.6 billion of 2.800% senior secured notes due 2031 and $1.4 billion of 3.700% senior secured notes due 2051. The proceeds were used to pay related fees and expenses and for general corporate purposes.

In June 2020, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. redeemed all of their 3.579% senior secured notes due July 2020.

In July 2020, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. issued $3.0 billion of 4.250% senior unsecured notes due 2031. The proceeds will be used to pay related fees and expenses and for general corporate purposes, including repaying certain indebtedness, including all of CCO Holdings' 5.875% senior notes due 2024, as well as funding buybacks of Charter Class A common stock and/or Charter Holdings common units.

Share Repurchases

        During the three months ended June 30, 2020, Charter purchased approximately 2.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $1.2 billion.

Conference Call

Charter will host a conference call on Friday, July 31, 2020 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 5936339.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on August 14, 2020. The conference ID code for the replay is 5936339.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, net, other pension (benefits) costs, net, other (income) expense, net and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $308 million and $619 million for the three and six months ended June 30, 2020, respectively, and $299 million and $599 million for the three and six months ended June 30, 2019, respectively.

Cable Adjusted EBITDA is defined as Adjusted EBITDA less mobile revenues plus mobile operating costs and expenses. Cable free cash flow is defined as free cash flow plus mobile net cash outflows from operating activities and mobile capital expenditures. Management and Charter’s board of directors use cable Adjusted EBITDA and cable free cash flow to provide management and investors a more meaningful year-over-year perspective on the financial and operational performance and trends of our core cable business without the impact of the revenue, costs and capital expenditures in the initial funding period to grow a new product line as well as the negative working capital impacts from the timing of device-related cash flows when we sell the handset or tablet to customers pursuant to equipment installment plans.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 30 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•the impact of the COVID-19 pandemic on the economy, our customers, our vendors, local, state and federal governmental responses to the pandemic and our businesses generally;
•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);
•our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC Transactions;
•general business conditions, economic uncertainty or downturn, including the impacts of the COVID-19 pandemic to unemployment levels and the level of activity in the housing sector;
•the ability to retain and hire key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
REVENUES:
Internet	$4,530	$4,103	10.4%	$8,937	$8,127	10.0%
Video	4,371	4,391	(0.4)%	8,793	8,775	0.2%
Voice	451	489	(7.7)%	908	993	(8.6)%
Residential revenue	9,352	8,983	4.1%	18,638	17,895	4.2%
Small and medium business	983	963	2.0%	1,979	1,908	3.7%
Enterprise	606	652	(7.1)%	1,228	1,295	(5.2)%
Commercial revenue	1,589	1,615	(1.7)%	3,207	3,203	0.1%
Advertising sales	249	395	(37.0)%	614	740	(17.1)%
Mobile	310	158	96.1%	568	298	90.9%
Other	196	196	—%	407	417	(2.3)%
Total Revenue	11,696	11,347	3.1%	23,434	22,553	3.9%
COSTS AND EXPENSES:
Programming	2,873	2,827	1.6%	5,765	5,692	1.3%
Regulatory, connectivity and produced content	488	597	(18.3)%	1,039	1,158	(10.3)%
Costs to service customers	1,848	1,767	4.6%	3,696	3,589	3.0%
Marketing	719	768	(6.3)%	1,485	1,503	(1.2)%
Mobile	413	277	48.6%	787	537	46.6%
Other expense	866	926	(6.6)%	1,777	1,834	(3.1)%
Total operating costs and expenses (exclusive of items shown separately below)	7,207	7,162	0.6%	14,549	14,313	1.7%
Adjusted EBITDA	4,489	4,185	7.3%	8,885	8,240	7.8%
Adjusted EBITDA margin	38.4%	36.9%		37.9%	36.5%
Depreciation and amortization	2,428	2,500		4,925	5,050
Stock compensation expense	90	82		180	167
Other operating expenses, net	2	62		9	57
Income from operations	1,969	1,541		3,771	2,966
OTHER INCOME (EXPENSES):
Interest expense, net	(957)	(945)		(1,937)	(1,870)
Loss on extinguishment of debt	(36)	—		(63)	—
Gain (loss) on financial instruments, net	64	(119)		(254)	(82)
Other pension benefits, net	11	9		21	18
Other expense, net	(9)	(16)		—	(126)
	(927)	(1,071)		(2,233)	(2,060)
Income before income taxes	1,042	470		1,538	906
Income tax expense	(166)	(84)		(195)	(203)
Consolidated net income	876	386		1,343	703
Less: Net income attributable to noncontrolling interests	(110)	(72)		(181)	(136)
Net income attributable to Charter shareholders	$766	$314		$1,162	$567

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$3.72	$1.41		$5.62	$2.54
Diluted	$3.63	$1.39		$5.48	$2.50
Weighted average common shares outstanding, basic	205,777,438	222,392,274		206,804,371	223,505,016
Weighted average common shares outstanding, diluted	210,906,946	225,942,172		212,158,218	226,889,745

Adjusted EBITDA is a non-GAAP term. See page 8 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2020	2019
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,097	$3,483
Accounts receivable, net	1,994	2,227
Prepaid expenses and other current assets	674	761
Total current assets	4,765	6,471

RESTRICTED CASH	5	66

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,074	34,591
Customer relationships, net	6,486	7,453
Franchises	67,322	67,322
Goodwill	29,554	29,554
Total investment in cable properties, net	137,436	138,920

OTHER NONCURRENT ASSETS	2,930	2,731

Total assets	$145,136	$148,188

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,436	$8,885
Current portion of long-term debt	706	3,500
Total current liabilities	9,142	12,385

LONG-TERM DEBT	77,663	75,578
DEFERRED INCOME TAXES	17,789	17,711
OTHER LONG-TERM LIABILITIES	4,141	3,703

SHAREHOLDERS' EQUITY:
Controlling interest	29,356	31,445
Noncontrolling interests	7,045	7,366
Total shareholders' equity	36,401	38,811

Total liabilities and shareholders' equity	$145,136	$148,188

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$876	$386	$1,343	$703
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,428	2,500	4,925	5,050
Stock compensation expense	90	82	180	167
Noncash interest income, net	(9)	(17)	(21)	(72)
Other pension benefits, net	(11)	(9)	(21)	(18)
Loss on extinguishment of debt	36	—	63	—
(Gain) loss on financial instruments, net	(64)	119	254	82
Deferred income taxes	115	56	101	137
Other, net	3	53	(17)	151
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	97	(492)	233	(337)
Prepaid expenses and other assets	(60)	124	(164)	(176)
Accounts payable, accrued liabilities and other	28	(41)	(127)	(240)
Net cash flows from operating activities	3,529	2,761	6,749	5,447

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,877)	(1,597)	(3,338)	(3,262)
Change in accrued expenses related to capital expenditures	214	(52)	(174)	(428)
Real estate investments through variable interest entities	(43)	(25)	(81)	(64)
Other, net	(45)	8	(8)	8
Net cash flows from investing activities	(1,751)	(1,666)	(3,601)	(3,746)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,983	3,830	7,322	10,714
Repayments of long-term debt	(4,303)	(4,551)	(7,892)	(10,123)
Payments for debt issuance costs	(21)	(7)	(62)	(32)
Issuance of equity	—	—	23	—
Purchase of treasury stock	(1,155)	(861)	(3,507)	(1,801)
Proceeds from exercise of stock options	28	37	121	81
Purchase of noncontrolling interest	(125)	(161)	(518)	(254)
Distributions to noncontrolling interest	(38)	(39)	(77)	(78)
Borrowings for real estate investments through variable interest entities	24	—	24	—
Distributions to variable interest entities noncontrolling interest	(4)	—	(4)	—
Other, net	(1)	(123)	(25)	(127)
Net cash flows from financing activities	(2,612)	(1,875)	(4,595)	(1,620)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(834)	(780)	(1,447)	81
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	2,936	1,626	3,549	765
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$2,102	$846	$2,102	$846

CASH PAID FOR INTEREST	$935	$1,051	$1,985	$2,017
CASH PAID FOR TAXES	$31	$39	$50	$43

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2020 (a)	March 31, 2020 (a)	December 31, 2019 (a)	June 30, 2019 (a)
Footprint (b)
Estimated Passings	52,714	52,418	52,154	51,619

Penetration Statistics (c)
Total Customer Relationship Penetration of Estimated Passings	57.8%	56.7%	56.1%	55.5%

Customer Relationships (d)
Residential	28,496	27,745	27,277	26,755
Small and Medium Business	1,980	1,976	1,958	1,902
Total Customer Relationships	30,476	29,721	29,235	28,657

Quarterly Net Additions (Losses)
Residential	751	468	240	164
Small and Medium Business	4	18	28	39
Total Customer Relationships	755	486	268	203

Residential
Primary Service Units ("PSUs")
Internet	26,313	25,471	24,908	24,244
Video	15,652	15,550	15,620	15,802
Voice	9,398	9,360	9,443	9,808

Quarterly Net Additions (Losses)
Internet	842	563	313	221
Video	102	(70)	(105)	(150)
Voice	38	(83)	(152)	(207)

Single Play (e)	12,552	12,099	11,741	11,354
Double Play (e)	9,021	8,655	8,377	7,709
Triple Play (e)	6,923	6,991	7,159	7,692

Single Play Penetration (f)	44.0%	43.6%	43.0%	42.4%
Double Play Penetration (f)	31.7%	31.2%	30.7%	28.8%
Triple Play Penetration (f)	24.3%	25.2%	26.2%	28.8%

% Residential Non-Video Customer Relationships	45.1%	44.0%	42.7%	40.9%

Monthly Residential Revenue per Residential Customer (g)	$110.82	$112.73	$113.79	$112.20

Small and Medium Business
PSUs
Internet	1,783	1,775	1,756	1,701
Video	516	524	524	518
Voice	1,169	1,162	1,144	1,097

Quarterly Net Additions (Losses)
Internet	8	19	26	37
Video	(8)	—	4	9
Voice	7	18	24	25

Monthly Small and Medium Business Revenue per Customer (h)	$166.06	$168.83	$169.06	$170.42

Mobile Lines
Residential and Small and Medium Business Mobile Lines	1,697	1,372	1,082	518
Net Additions	325	290	288	208

Enterprise PSUs (i)
Enterprise PSUs	270	269	267	258
Net Additions	1	2	3	5

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2020, March 31, 2020, December 31, 2019 and June 30, 2019, customers included approximately 124,500, 140,800, 154,200 and 152,900 customers, respectively, whose accounts were over 60 days past due, approximately 18,400, 12,500, 13,500 and 13,800 customers, respectively, whose accounts were over 90 days past due and approximately 10,400, 8,200, 10,000 and 15,800 customers, respectively, whose accounts were over 120 days past due. As detailed on page 6, our customer counts include those customers who connected as part of our Remote Education Offer and those customers who we have not disconnected in our normal timelines associated with our Keep Americans Connected Pledge.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available. Passings in prior periods have been updated to reflect standardization of definitions and presentation among legacy companies.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(d)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of our cable service offerings, respectively, excluding mobile.

(f)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(g)	Monthly residential revenue per residential customer is calculated as total residential Internet, video and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter. Monthly residential revenue per residential customers excludes mobile revenue and customers.

(h)	Monthly small and medium business revenue per small and medium business customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter. Monthly small and medium business revenue per small and medium customer excludes mobile revenue and customers.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CUSTOMERS AND NET ADDITIONS ON COVID-19 OFFERS
FOR THE QUARTER ENDED JUNE 30, 2020
(in thousands)

	Remote Education Offer (a)		Keep Americans Connected (b)	Seasonal Plan (c)	Total
Residential
Customer Relationships	160		208	n/a	368
Internet PSUs	160		202	n/a	362
Video PSUs	58	(d)	148	n/a	206
Voice PSUs	46	(d)	90	n/a	136
Mobile Lines	10	(d)	8	n/a	18

Quarterly Net Additions
Customer Relationships	41		207	n/a	248
Internet PSUs	41		201	n/a	242
Video PSUs	12	(d)	147	n/a	159
Voice PSUs	12	(d)	90	n/a	102
Mobile Lines	7	(d)	8	n/a	15

Small and Medium Business
Customer Relationships	n/a		14	13	27
Internet PSUs	n/a		13	11	24
Video PSUs	n/a		6	13	19
Voice PSUs	n/a		11	8	19
Mobile Lines	n/a		—	—	—

Quarterly Net Additions
Customer Relationships	n/a		14	8	22
Internet PSUs	n/a		13	7	20
Video PSUs	n/a		6	11	17
Voice PSUs	n/a		11	5	16
Mobile Lines	n/a		—	—	—

Residential and Small and Medium Business
Customer Relationships	160		222	13	395
Internet PSUs	160		215	11	386
Video PSUs	58	(d)	154	13	225
Voice PSUs	46	(d)	101	8	155
Mobile Lines	10	(d)	8	—	18

Quarterly Net Additions
Customer Relationships	41		221	8	270
Internet PSUs	41		214	7	262
Video PSUs	12	(d)	153	11	176
Voice PSUs	12	(d)	101	5	118
Mobile Lines	7	(d)	8	—	15

Enterprise PSUs
Enterprise PSUs	n/a		1	9	10

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

(a)
The Remote Education Offer ("REO") represents residential customers receiving free Internet service by participating in Charter's free 60-day Internet offer available to households with K-12 and/or college students or educators who were not Spectrum Internet customers. This offer for new customers ended on June 30, 2020. These residential customers are generally eligible to purchase additional products and services (i.e. video, voice and mobile) at current promotional rates. Of the 448,000 Internet customers who were added as part of the REO through June 30, 2020 (of which 119,000 were added in March), 160,000 remained within their 60-day free period with 288,000 having rolled off the promotional period as of June 30, 2020. Nearly 90% of cumulative connects on the REO remained Internet customers as of July 27, 2020.

(b)
As part of our March 2020 pledge to the FCC which we extended through June 30, Keep Americans Connected ("KAC") represents customers who requested to not be disconnected from service due to COVID-19 related payment challenges and would have been disconnected under our normal collection policies during the pledge period. Approximately 600,000 residential customers and 100,000 SMB customers had requested protection from disconnection, of which at the peak of the program, 208,000 and 14,000, respectively, would have been disconnected under our normal collection policies. Approximately 30% of the KAC customer bills were current, and over 60% were making partial or full payments. In an effort to assist these COVID-19 impacted customers with overdue balances, Charter waived $76 million of residential, $6 million of SMB and $3 million of mobile receivables, each of which were recorded as a reduction to revenue in the second quarter. These customers no longer have an overdue balance and will be subject to Charter's standard collection practices going forward.

(c)
Represents small and medium businesses and Enterprise hospitality customers who have requested a reduced level of service and now pay a reduced price for their service due to temporary business closure or because these customers have reduced their service offering to their own customers.

(d)
Customers who are receiving free Internet Service as part of the REO who have subscribed to products in addition to Spectrum Internet (i.e., video, voice, mobile) during the 60-day Free Internet Offer. Billings are not deferred for these additional services.

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to Charter shareholders	$766	$314	$1,162	$567
Plus: Net income attributable to noncontrolling interest	110	72	181	136
Interest expense, net	957	945	1,937	1,870
Income tax expense	166	84	195	203
Depreciation and amortization	2,428	2,500	4,925	5,050
Stock compensation expense	90	82	180	167
Loss on extinguishment of debt	36	—	63	—
(Gain) loss on financial instruments, net	(64)	119	254	82
Other pension benefits, net	(11)	(9)	(21)	(18)
Other, net	11	78	9	183
Adjusted EBITDA (a)	4,489	4,185	8,885	8,240
Less: Mobile revenue	(310)	(158)	(568)	(298)
Plus: Mobile costs and expenses	413	277	787	537
Cable Adjusted EBITDA	$4,592	$4,304	$9,104	$8,479

Net cash flows from operating activities	$3,529	$2,761	$6,749	$5,447
Less: Purchases of property, plant and equipment	(1,877)	(1,597)	(3,338)	(3,262)
Change in accrued expenses related to capital expenditures	214	(52)	(174)	(428)
Free cash flow	1,866	1,112	3,237	1,757
Plus: Mobile net cash outflows from operating activities	108	204	281	407
Purchases of mobile property, plant and equipment	125	93	212	181
Cable free cash flow	$2,099	$1,409	$3,730	$2,345

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Customer premise equipment (a)	$518	$492	$981	$1,057
Scalable infrastructure (b)	385	223	555	520
Line extensions (c)	422	363	765	684
Upgrade/rebuild (d)	155	155	284	286
Support capital (e)	397	364	753	715
Total capital expenditures	1,877	1,597	3,338	3,262
Less: Mobile capital expenditures	(125)	(93)	(212)	(181)
Cable capital expenditures	$1,752	$1,504	$3,126	$3,081

Capital expenditures included in total related to:
Commercial services	$323	$324	$584	$629

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Second Quarter 2020 Earnings Release